Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES THIRD QUARTER FY 2014 RESULTS

RESTON, Va., August 7, 2014 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter of fiscal year 2014, which ended June 27, 2014.

In its third quarter of fiscal year 2014, Learning Tree reported revenues of $28.8 million, loss from operations of $2.7 million, and net loss of $2.7 million or ($0.21) per share. These results compare with revenues of $29.0 million, loss from operations of $1.0 million and net loss of $1.1 million, or ($0.08) per share in its third quarter of fiscal year 2013.

“Revenues in our third quarter of fiscal 2014 were relatively consistent with those of the same quarter of our prior year. The increase in our operating loss and net loss for our third quarter this year compared to the same quarter last year was largely the result of several one-time, non-recurring items” said Learning Tree President, Max Shevitz. “These included certain restructuring and severance charges this year, in contrast with the reversal of a non-recurring charge in our third quarter of our prior fiscal year. Together, these one-time items account for approximately $1.5 million of the increase in operating loss quarter over quarter.”

Webcast

An investor conference call to discuss third quarter fiscal year 2014 results is scheduled for 4:30 p.m. (ET) August 7, 2014. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Participants can attend our courses at Learning Tree Education Centers around the world, on-site at client facilities, or over the Internet utilizing Learning Tree AnyWare™ from their home, their office, or at one of our AnyWare Learning Centers™. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K for fiscal year 2013 (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; reliance on key vendors for technical services and support; attracting and retaining qualified personnel; and continued uncertainty over the U. S. Government’s ability to resolve its budgetary issues and avoid further disruptions such as government shutdowns and debt ceiling limits.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its third quarter of fiscal year 2014, which ended June 27, 2014.

1-888-THE-TREE (843-8733) | www.learningtree.com

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013

Revenues	$28,759	$28,958	$85,785	$89,181
Cost of revenues	16,132	16,141	49,191	47,421
Gross profit	12,627	12,817	36,594	41,760

Operating expenses:
Course development	1,950	1,998	5,726	6,029
Sales and marketing	6,283	6,764	18,634	21,881
General and administrative	7,086	5,043	18,290	20,037
Total operating expenses	15,319	13,805	42,650	47,947

Loss from operations	(2,692)	(988)	(6,056)	(6,187)

Other income (expense), net	22	32	(61)	219

Loss before income taxes	(2,670)	(956)	(6,117)	(5,968)
Provision for income tax	76	123	503	542

Net loss	$(2,746)	$(1,079)	$(6,620)	$(6,510)

Loss per share diluted	$(0.21)	$(0.08)	$(0.50)	$(0.49)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	June 27,	September 27,
	2014	2013
	(unaudited)

Cash and cash equivalents	$21,591	$26,583
Trade accounts receivable, net	16,204	14,057
Prepaid expenses and other	6,310	6,152
Assets held for sale	3,582	-
Total current assets	47,687	46,792
Depreciable assets, net and other	14,997	22,170
Total assets	$62,684	$68,962

Accounts payable and accrued liabilities	$16,833	$15,317
Deferred revenues	28,384	29,780
Total current liabilities	45,217	45,097
Other	7,818	8,204
Total liabilities	53,035	53,301

Stockholders' equity	9,649	15,661
Total liabilities and stockholders' equity	$62,684	$68,962